Exhibit 99 (e)(3)

STRICTLY CONFIDENTIAL

March 11, 2014

Cole Credit Property Trust, Inc.

2325 East Camelback Road, Suite 1100

Phoenix, AZ 85016

Ladies and Gentlemen:

In connection with the consideration of a possible transaction between American Realty Capital Properties, Inc. (“ARCP”) and Cole Credit Property Trust, Inc. (“CCPT” and, together with ARCP, the “parties”), each party has requested or will request certain information be disclosed to the other party or such other party’s Representatives (as defined below). The party receiving such Evaluation Material (as defined below) is referred to herein as the “Receiving Party” and the party disclosing such Evaluation Material is referred to herein as the “Disclosing Party”. As a condition to such information being furnished to the Receiving Party and its Representatives, the Receiving Party agrees that it and its Representatives will treat all information (a) prepared by the Disclosing Party or its Representatives or otherwise or gathered by inspection, (b) the property of the Disclosing Party or any of its affiliates, used by the Disclosing Party or any of its affiliates pursuant to an agreement, license or other arrangement with a third party, or otherwise, (c) in written, oral, electronic or other form, (d) treated as “confidential,” “proprietary” or otherwise by the Disclosing Party, or (e) prepared before, on or after the date hereof, which, in each case, is furnished to the Receiving Party or any of its Representatives by or on behalf of the Disclosing Party or any of its Representatives (collectively, the “Evaluation Material”) in accordance with the provisions of this letter agreement and to take or abstain from taking certain other actions herein set forth.

The term “Evaluation Material” shall be deemed to include without limitation (i) information of a commercial nature (for example, investment strategies, prior performance information, valuations, tenant information (including financial information and ownership information) and market information), (ii) information of a technical nature (for example, methods, know-how and trade secrets), (iii) information of a strategic nature (for example, future developments or strategies pertaining to marketing and sales or other matters concerning the Disclosing Party's planning), (iv) information as to sponsors, affiliates, officers, directors, stockholders, employees or consultants, (v) information of a financial nature, (vi) all oral and written notes, analyses, compilations, summaries, data, studies, communications, interpretations, forecasts, records, reports, memoranda or other documents, materials, or information (in whatever form maintained) prepared by the Receiving Party or its Representatives which contain, reflect or are based on, in whole or in part, any Evaluation Material or reflect the review of, interest in, or evaluation of all or any portion of a possible transaction, and (vii) the existence, context, scope and contents of this letter agreement.

The term “Evaluation Material” does not include information which (A) is, at the time of disclosure, or becomes generally available to the public other than as a result of a disclosure or any action or inaction by the Receiving Party or its Representatives in violation of this letter agreement, or (B) becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party or its Representatives, provided that such source is not known by the Receiving Party, after reasonable inquiry, to be bound by a confidentiality agreement with or other obligation of secrecy to the Disclosing Party or another party.

As used in this letter agreement, “Representatives” of any person shall mean its affiliates and the directors, officers, employees, controlling persons, , agents and advisors and other representatives of such person and its affiliates (including, without limitation, financial advisors, counsel and accountants). An “affiliate” of any person shall mean any other person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the first person. For purposes of this definition, “control” of a person means the possession of power to direct or cause the direction of management and policies of such person, whether through ownership of voting securities, by contract or otherwise.

Confidentiality and Restricted Use – The Receiving Party recognizes and acknowledges the competitive value and confidential nature of the Evaluation Material and that, in the event of any breach of any provision of this letter agreement, the Disclosing Party might be irreparably and immediately harmed. The Receiving Party hereby agrees that the Evaluation Material will be used solely for the purpose of evaluating the possible transaction referred to in the first paragraph of this letter agreement (the “Permitted Use”), and for no other purpose, and that such information will be kept confidential by the Receiving Party and will not be disclosed by the Receiving Party to any person; provided, however, that any such information may be disclosed to the Receiving Party’s Representatives who are actually engaged in, and need to know, such information for the sole purpose of the Permitted Use and for no other purpose, and whom the Receiving Party has informed of the obligations contained herein and who have been directed by the Receiving Party to keep the Evaluation Material confidential and to treat the Evaluation Material in accordance with the terms of this letter agreement (“Permitted Disclosees”). The Receiving Party shall use reasonable best efforts to cause its Representatives to observe all of the terms of this letter agreement. The Receiving Party agrees to be responsible for any breach of this letter agreement by itself or by any of its Permitted Disclosees, it being understood that such responsibility shall be in addition to, and not by way of limitation of any right or remedy the Disclosing Party may have against the Receiving Party and its Representatives with respect to breach of this letter agreement. A Receiving Party shall not be responsible for a breach by any Representative that has executed a separate confidentiality agreement with the Disclosing Party regarding the Evaluation Material. Nothing in this letter agreement shall constitute a grant of authority to the Receiving Party or its Permitted Disclosees to obtain, remove or copy any particular document or items of information regarding the Disclosing Party or its affiliates. The Evaluation Material shall remain the property of the Disclosing Party. Except as expressly provided in this letter agreement, no rights to use, license or otherwise exploit the Evaluation Material are granted to the Receiving Party, by implication or otherwise. Except as expressly provided in this letter agreement, the Receiving Party will not by virtue of disclosure to it of the Evaluation Material and/or its use of the Evaluation Material acquire any rights with respect thereto, all of which rights shall remain exclusively with the Disclosing Party.

Non-Disclosure - In addition, without the prior written consent of the Disclosing Party, each party will not, and will direct its Permitted Disclosees not to, disclose to any person either the fact that the Receiving Party is evaluating or has evaluated the possible transaction referred to in the first paragraph of this letter agreement, or that the Receiving Party or any of its Permitted Disclosees has received Evaluation Material or that Evaluation Material has been made available to the Receiving Party or any of its Permitted Disclosees, or the status, any of the terms, conditions or other facts with respect to the Receiving Party’s evaluation, including without limitation the existence and terms of this letter agreement (which shall be considered Evaluation Material for the purposes of this letter agreement). The Receiving Party acknowledges that disclosure of any of the information described in the preceding sentence may irreparably damage the Disclosing Party. The term “person” as used in this letter agreement will be interpreted broadly to include the media (electronic, print or otherwise), the Internet, any governmental representative or authority, as well as any entity or individual.

Attorney-Client Privilege - To the extent that any Evaluation Material may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Evaluation Material provided by the Disclosing Party that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege, whether or not marked or identified as such, shall remain entitled to such protection. Nothing in this letter agreement obligates the Disclosing Party to reveal material subject to the attorney-client privilege, work product doctrine or other applicable privilege.

No Representation - The Receiving Party understands that neither the Disclosing Party nor any of its Representatives has made or makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material and that any such representations or warranties would be made only as set forth in any definitive documents regarding the possible transaction and each Receiving Party agrees to assume full responsibility for all conclusions it, or its Representatives, derives from the Evaluation Material. The Receiving Party agrees that neither the Disclosing Party nor any of its Representatives shall have any liability to the Receiving Party or any of its Representatives resulting from the selection, receipt, use, or content of the Evaluation Material or any errors therein or omissions therefrom. Neither this letter agreement nor disclosure of any Evaluation Material to the Receiving Party shall be deemed by implication or otherwise to vest in the Receiving Party rights in or to the Evaluation Material, other than the right to use such Evaluation Material solely for the purpose of the Permitted Use. The Receiving Party further acknowledges and agrees that the Disclosing Party shall have no obligation to provide the Receiving Party with any information other than information that the Disclosing Party determines is appropriate.

Return of Information - If the Disclosing Party provides a written request to the Receiving Party to do the following for any reason, the Receiving Party shall promptly either destroy or deliver to the Disclosing Party all Evaluation Material and any other material containing or reflecting any information in the Evaluation Material (whether prepared by the Disclosing Party, its Representatives or otherwise and regardless of the form or storage medium) furnished to the Receiving Party or its Permitted Disclosees and will not retain any copies, extracts or other reproductions in whole or in part of such material, and all computer records, documents, memoranda, notes and other writings whatsoever prepared by it or any of its Representatives, containing, reflecting or based on the Evaluation Material, will be destroyed; provided, however, that the Receiving Party shall be entitled to retain, in a secure location, one (1) copy of such material as is required to be maintained in order to satisfy any law, rule or regulation to which the Receiving Party is subject , and shall not be obligated to purge extra copies of such material from electronic media used solely for disaster backup purposes. The Receiving Party shall certify the destruction of all Evaluation Material destroyed as provided in this paragraph in writing to the Disclosing Party. With respect to all information in electronic form, the term “destroyed,” as used herein, shall mean that all Representatives of the Receiving Party having access to the same shall have deleted the same from their personal computer e-mail and electronic drives containing Evaluation Material. Notwithstanding any such writing or written notice or such return or destruction of the Evaluation Material, the Receiving Party and its Permitted Disclosees will continue to be bound by this letter agreement.

Required Disclosure - If the Receiving Party or any of its Permitted Disclosees (a) becomes required or compelled by judicial or administrative order, including those of any self-regulating organization, or requested or required by any oral questions, interrogatories, requests for information, subpoena, civil investigative demand, or similar process of any tribunal, or as otherwise necessary in connection with any litigation or threatened litigation between the parties hereunder related to the Transaction or any of the agreements contemplated thereby or (b) is required by law, rule or regulation, or the rules of any stock exchange or other self-regulatory agency on which its securities (or those if its affiliates) are listed or which otherwise has regulatory or supervisory authority over the Receiving Party or its affiliates to disclose any of the Evaluation Material or either the fact that discussions or negotiations are taking place concerning a possible transaction between the parties, or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof, the Receiving Party promptly will provide the Disclosing Party with written notice so that the Disclosing Party may seek, at its expense, a protective order or other appropriate remedy or waive compliance with the provisions of this letter agreement. The Receiving Party will cooperate with the Disclosing Party in a reasonable best efforts manner to obtain a protective order or such other remedy and use reasonable best efforts to resist, narrow or limit the scope of any such necessary, required or compelled disclosure. If such protective order or other remedy is not obtained or the Disclosing Party waives compliance with the provisions of this letter agreement, the Receiving Party will furnish only that portion of the Evaluation Material which the Receiving Party is advised by counsel in writing is required to be disclosed, and the Receiving Party will exercise all reasonable best efforts to obtain reasonable assurance that confidential treatment will be accorded the Evaluation Material so furnished.

Securities Laws Restrictions - The Receiving Party hereby acknowledges that it is aware, and that it will advise its Representatives who are informed as to the matters which are the subject of this letter agreement, that applicable securities laws prohibit any person in possession of material non-public information concerning an issuer from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

No Legal Obligation With Respect to Any Transaction - The parties agree that unless and until a definitive agreement between the parties with respect to any transaction referred to in the first paragraph of this letter agreement has been executed and delivered, neither party will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this or any written or oral expression with respect to such a transaction by either party or their respective Representatives except, in the case of this letter agreement, for the matters specifically agreed to herein.

Amendment, Non-Waiver, Severability, Assignment, Misc. - This letter agreement may be amended or waived only by a separate writing signed by each of the parties hereto. It is understood and agreed that no failure or delay by any party in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, remedy, power or privilege hereunder. If any of the provisions of this letter agreement are held invalid, illegal or unenforceable, the remaining provisions shall be unimpaired, and such invalid, illegal or unenforceable provision shall be deemed deleted herefrom to the minimum extent necessary to cure such invalidity, illegality or unenforceability. Neither party may assign or otherwise transfer this letter agreement, or any of its rights or obligations hereunder, to any third party (whether by contract, operation of law or otherwise), without the prior written consent of the other party, and any attempt to do so shall be in violation of this letter agreement and shall be deemed null and void. Subject to the immediately preceding sentence, this letter agreement is for the benefit of each party and its successors and permitted assigns. The parties specifically waive any right to a jury trial with respect to any matter arising under this letter agreement. This letter agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same agreement. One or more counterparts of this letter agreement may be delivered by telecopier or pdf electronic transmission, with the intention that they shall have the same effect as an original counterpart hereof.

Entire Agreement - This letter agreement contains the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

Remedies, Etc. - The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. The Receiving Party acknowledges and agrees that any breach of this letter agreement or unauthorized disclosure or use of any Evaluation Material by the Receiving Party and/or any of its Permitted Disclosees would cause immediate, substantial and irreparable harm to the Disclosing Party and/or its affiliates and damages at law would not provide an adequate remedy for such breach. Accordingly, without prejudice to the rights and remedies otherwise available to the Disclosing Party, the Receiving Party agrees that the Disclosing Party and/or its affiliates shall be entitled, without the requirement of posting a bond or other security, to seek equitable relief, including injunction and specific performance (and the Receiving Party shall not oppose the granting of such relief), in the event of any breach or threatened breach of the provisions of this letter agreement by the Receiving Party or any of its Permitted Disclosees. Such remedies shall not be deemed to be exclusive remedies but shall be in in addition to all other remedies and damages available to the Disclosing Party and/or its affiliates at law, in equity or otherwise, and shall not limit any right or remedy the Disclosing Party may have against the Receiving Party and its Representatives with respect to breach of this letter agreement. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines that the Receiving Party or any of its Permitted Disclosees breached this letter agreement, then the Receiving Party will be liable and pay to the Disclosing Party for its reasonable costs and expenses (including without limitation reasonable legal fees and expenses) incurred in connection with all such litigation, including without limitation any appeal therefrom.

Governing Law – This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of New York located in the City and County of New York or the United States District Court for the Southern District of New York for any actions, suits or proceedings arising out of or relating to this letter agreement and the transactions contemplated hereby (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts, and further agree that service of any process, summons, notice or document by U.S. registered mail to CCPT’s address set forth above or to ARCP’s address at 405 Park Avenue, New York, New York 10022, as applicable, shall be effective service of process for any action, suit or proceeding brought against either party, as applicable, in any such court). The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this letter agreement or the transactions contemplated hereby in the courts of the State of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Term – The terms and conditions of this letter agreement shall expire upon the earlier of the date which is: (i) two (2) years from the effective date hereof, or (ii) the date that the parties hereto enter into a definitive agreement with respect to the possible transaction.

Authority - Each party hereby represents and warrants that it has due power and authority to execute and deliver this letter agreement, and that it is not bound by the terms of a confidentiality agreement or other agreement with a third party that would conflict with any of its obligations under this letter agreement. Each party hereby represents and warrants that it is not acting as a broker for or representative of any other person and is considering the possible transaction only for its own account.

Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement between ARCP and CCPT.

[Signature Page To Follow]

Yours very truly,

American Realty Capital Properties, Inc.

By:	/s/ Leslie D. Michelson
Name:	Leslie D. Michelson
Title:	Lead Independent Director

Confirmed and Agreed to as of the date first written above:

Cole Credit Property Trust, Inc.

By:	D. Kirk McAllaster, Jr.
Name:	D. Kirk McAllaster, Jr.
Title:	Executive Vice President and Chief Financial Officer